Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2006, relating to the financial statements and financial statement schedule of United Auto Group, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in method of accounting for cash consideration received from a vendor to conform to Emerging Issues Task Force No. 02-16 in 2003 and to the restatement of the Company’s 2004 and 2003 consolidated statements of cash flows), and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005 and to reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
May 16, 2006